Exhibit 23.2

Tel: 214-969-7007	700 North Pearl, Suite 2000
Fax: 214-953-0722	Dallas, TX 75201
www.bdo.com

Consent of Independent Registered Public Accounting Firm

Reef Oil & Gas Partners, L.P.

Richardson, Texas

We hereby consent to the use in the Post-Effective Amendment No. 2 to Form S-1 Registration Statement of our report dated September 5, 2014, relating to the balance sheet of Reef Oil & Gas Partners, L.P. which is contained in that Prospectus.

Also, we hereby consent to the use in the Post-Effective Amendment No. 2 to Form S-1 Registration Statement of our report dated March 31, 2014, relating to the financial statements of Reef Oil & Gas Drilling and Income Fund, L.P. which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
Dallas, Texas

December 1, 2014